Exhibit 99.1

SEAWORLD ENTERTAINMENT, INC. appoints Tom iven as chief operating officer

ORLANDO, FL, June 28, 2021 — SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced the appointment of Tom Iven to the position of Chief Operating Officer (“COO”) effective June 28, 2021. SeaWorld’s Board of Directors unanimously approved the appointment.

“We are excited to have Tom join the SeaWorld team as we continue to drive the business forward and emerge an even stronger company post COVID-19,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc.  “Tom brings significant theme park operating experience and a long, successful operating track record.  I am confident he will make immediate contributions as we continue to execute on our strategic plans to realize the full, long-term potential of the company,” continued Swanson.

Prior to joining the Company, Mr. Iven, 62, served as Senior Vice President of Park Operations for Six Flags Entertainment Corp. He was responsible for the operations management of all of Six Flags' parks and properties. Mr. Iven began his career at Six Flags as a seasonal employee and had a successful career spanning several decades. Mr. Iven served in key operating and leadership roles both at the park and corporate level. In addition, Mr. Iven led the development and acquisition of numerous parks and other special projects that contributed to multiple years of consecutive record-breaking results for Six Flags. Mr. Iven holds a B.S. degree from Missouri State University.

Walter Bogumil’s employment as COO has been terminated effective June 27, 2021.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 38,600 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media Relations:

Stephen Schuler

Vice President, Public Relations

786-322-8041

Stephen.Schuler@SeaWorld.com

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